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                                                                   Exhibit 10.21

            [BOSTON UNIVERSITY SCHOOL OF MEDICINE LETTERHEAD]


March 26, 2003


Martin Feelisch, Ph.D.
2017 South Kirkwood Drive
Shreveport, Louisiana 71118


Dear Martin:


     I am pleased to offer you a position in the Section of Molecular Medicine of the Department of Medicine at Boston University School of Medicine. The details of this position are as follows:

1.  You will be proposed for appointment as Professor of Medicine.

2. Your salary will be $165,000 per annum with the standard benefits package. We expect that you will contribute to your salary support through grant resources. to this end, NitroMed, Inc., will provide $65,000 per annum (with cost of living increases) for three years toward your salary. After year three, I expect that you will generate 80% of your salary from grants.

3. NitroMed, Inc., has agreed to purchase up to $300,000 of equipment you requested during your visit on February 5, 2003, as needed.

4. You will be given access for support for a postdoctoral fellow on the Cardiovascular Training Grant for up to three years.

5. You will be provided access to a graduate student through the Graduate Program in Molecular Medicine.

6. You will be given $50,000 per annum for supplies for three years as additional support from NitroMed, Inc.

7. You will be given 1,500 sq. ft. of space in the Evans Biomedical Research Center through the Boston University School of Medicine. This space will be leased from Boston University by NitroMed, Inc., at $40 per sq. ft. for three years.

8. We expect that you will work up to two days per week on NitroMed, Inc. projects under the terms of the existing license agreement between NitroMed, Inc. and the Trustees of Boston University. In addition, you will be given a position on the Scientific Advisory Board of NitroMed, Inc.

     We trust this letter details all the major issues we discussed, and meets your projected needs adequately. We look forward with enthusiasm to your joining us and to many years of gratifying academic productivity with us. With best personal regards, we remain

                                Sincerely,


/s/ Joseph Loscalzo
Joseph Loscalzo, M.D., Ph.D.
Chairman, Department of Medicine


/s/ Aram Chobanian
Aram Chobanian, M.D.
Dean and Provost
BU School of Medicine


/s/ Michael Loberg
Michael Loberg, Ph.D.
Chief Executive Officer
NitroMed, Inc.


I have read and accepted the position as outlined above.

/s/ Martin Feelisch             May 5, 2003
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Martin Feelisch, Ph.D.                Date